EXHIBIT 35.1

ANNUAL SERVICER’S COMPLIANCE CERTIFICATE

I, Harold E. Miller, Jr., the senior officer of Franklin Capital Corporation (“FCC”) in charge of servicing, the servicer under the servicing agreement among Franklin Auto Trust 2007-1, as Issuer, Franklin Receivables LLC, as Depositor, Franklin Capital Corporation, as Servicer, and Franklin Resources, Inc., as Representative, (the “servicing agreement”) relating to Franklin Auto Trust 2007-1 (the “trust”), certify that:

(a)

A review of FCC’s servicing activities during the period covered by the trust’s report on Form 10-K for the fiscal year ended September 30, 2007 (the “Reporting Period”) and of FCC’s performance under the servicing agreement has been made under my supervision.

(b)

To the best of my knowledge, based on such review, FCC has fulfilled all of its servicing obligations under the servicing agreement in all material respects throughout the Reporting Period; except that there were instances in which FCC was in material noncompliance with the servicing agreement in the following three respects: in certain cases, policies and procedures maintained to monitor performance or other triggers and events of default in accordance with the transaction agreements were not operating effectively, in certain cases, information provided in certain reports to investors was not calculated in accordance with the terms specified in the transaction agreements and original loan documents were not safeguarded in accordance with the transaction agreements.  FCC has implemented additional controls and procedures to monitor performance and other triggers and events of default in accordance with the transaction agreements and to validate the calculations in reports to investors.  FCC has also provided written notice to the indenture trustee pursuant to the terms of the transaction agreements regarding the location of the original loan documents.  FCC believes that these additional controls and procedures are effective and the written notice to the indenture trustee satisfies the requirements of the transaction agreements.

IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of December, 2007.

Sincerely,

/s/ Harold E. Miller, Jr.

HAROLD E. MILLER, JR.

President & Chief Executive Officer

(Senior officer in charge of the servicing function)